As filed with the Securities and Exchange Commission on March 20, 2019

Registration Statement File No. 333-192134
Registration Statement File No. 333-126567

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-192134)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-126567)
TO
FORM S-8
REGISTRATION STATEMENT
 UNDER THE SECURITIES ACT OF 1933

Twenty-First Century Fox, Inc.
 (Exact Name of Registrant as Specified in Its Charter)

Delaware	26-0075658
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

1211 Avenue of the Americas
New York, New York 10036
(Address, including zip code, of principal executive offices)
______________________

Twenty-First Century Fox, Inc. 2013 Long-Term Incentive Plan
News Corporation 2005 Long-Term Incentive Plan
(Full title of the plan)
______________________

Jolene E. Negre
500 South Buena Vista Street
Burbank, California 91521
(818) 560-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
______________________

Copies to:
Faiza J. Saeed, Esq.
George F. Schoen, Esq.
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
(212) 474-1000

______________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

Twenty-First Century Fox, Inc., a Delaware corporation (the “Registrant”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Registrant’s Class A common stock, par value $0.01 per share (“Class A Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

i.
Registration Statement File No. 333-192134, filed with the SEC on November 6, 2013, registering 87,500,000 shares of Class A Common Stock issuable under the Twenty-First Century Fox, Inc. 2013 Long-Term Incentive Plan; and

ii.
Registration Statement File No. 333-126567, filed with the SEC on July 13, 2005, registering 165,000,000 shares of Class A Common Stock issuable under the News Corporation 2005 Long-Term Incentive Plan.

On March 20, 2019, pursuant to that certain Amended and Restated Agreement and Plan of Merger, dated as of June 20, 2018, among the Registrant, TWDC Enterprises 18 Corp. (formerly known as The Walt Disney Company), The Walt Disney Company (formerly known as TWDC Holdco 613 Corp.) (“Disney”), WDC Merger Enterprises I, Inc. and WDC Merger Enterprises II, Inc., WDC Merger Enterprises I, Inc. merged with and into TWDC Enterprises 18 Corp., with TWDC Enterprises 18 Corp. surviving such merger as a wholly owned subsidiary of Disney, and WDC Merger Enterprises II, Inc. merged with and into the Registrant, with the Registrant surviving such merger as a wholly owned subsidiary of Disney (collectively, the “Mergers”).  These Post-Effective Amendments are being filed as a result of the Mergers. The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all shares of Class A Common Stock registered but unsold or otherwise unissued under the Registration Statements as of the date hereof.  This filing is made in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 20, 2019.

Twenty-First Century Fox, Inc.

By:	/s/ James Kapenstein
Name: James Kapenstein
Title: Senior Vice President

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933.